Exhibit 99.1

CONNETICS NAMES GREG VONTZ PRESIDENT

CEO Tom Wiggans to be Named as Chairman

PALO ALTO, Calif. (February 16, 2005) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that Greg Vontz has been appointed by the Board of Directors to the post of President of Connetics, effective immediately; he retains the title of Chief Operating Officer. Mr. Vontz joined the company in 1999, and has served as Executive Vice-President and Chief Operating Officer since 2001.

Tom Wiggans has served as President, Chief Executive Officer and a Director of Connetics since 1994. He will continue to serve as Chief Executive Officer, and will assume the additional responsibility as Chairman effective January 1, 2006. Connetics current Chairman, Kirk Raab, will continue to serve as a director and consultant to the Company following the effective date of Mr. Wiggans’ election as Chairman.

Commenting on today’s announcement, Mr. Raab said, “Connetics’ success has been largely due to the quality and determination of its management team. These changes will facilitate consistent leadership as Connetics continues to work toward an exciting and dynamic future. I look forward to continuing to work with the Company and its management team to oversee Connetics’ continued success.”

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05% a low-potency topical steroid formulated to treat atopic dermatitis. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In our marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements pertaining to the expected appointment of Mr. Wiggans as Chairman and statements pertaining to Mr. Raab continuing as a director and consultant are forward-looking statements. These forward-looking statements are based on certain assumptions made by Connetics’ management based on information conveyed to management by the Company’s Board of Directors and by Mr. Raab, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual events to differ materially from those expressed in such forward-looking statements. No assurances can be given that these events will occur. Connetics disclaims any intent or obligation to update any forward-looking statements, which represent the judgment of the Company’s management as of the date of this release.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com

Press Release Code: (CNCT-G)

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